AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT
BETWEEN GPS FUNDS II AND
ASSETMARK, INC.

This Amendment is effective as of April 1, 2021, by and between GPS Funds II, a Delaware statutory trust (the “Trust”), on behalf of each of its series listed on Schedule A below (each, a “Fund” and collectively, the “Funds”), and AssetMark, Inc., a California corporation (the “Advisor”).

WHEREAS, the parties entered into an Expense Limitation Agreement (the Agreement”) dated April 1, 2018; and

WHEREAS, the parties now wish to amend the Agreement by amending Schedule A thereof to reflect the liquidation of the GuideMark® Opportunistic Fixed Income Fund, a series of the Trust, and a reduction of the expense limit for the Service Class shares of the remaining funds, effective April 1, 2021;

NOW, THEREFORE, the parties agree as follows:

1.Schedule A to the Agreement is hereby deleted and replaced with the following:

SCHEDULE A
Fund	Class	Expense Limit*	Original Effective Date	Original Termination Date
GuidePath® Growth Allocation Fund	Service	0.75%	April 1, 2021	July 31, 2022
GuidePath® Conservative Allocation Fund	Service	0.45%	April 1, 2021	July 31 2022
GuidePath® Tactical Allocation Fund	Service	0.85%	April 1, 2021	July 31, 2022
GuidePath® Absolute Return Allocation Fund	Service	0.55%	April 1, 2021	July 31, 2022
GuidePath® Multi-Asset Income Allocation Fund	Service	0.85%	April 1, 2021	July 31, 2022
GuidePath® Flexible Income Allocation Fund	Service	0.50%	April 1, 2021	July 31, 2022
GuidePath® Managed Futures Strategy Fund	Service	1.65%	April 1, 2021	July 31, 2022
GuidePath® Growth Allocation Fund	Institutional	0.40%	April 1, 2018	July 31, 2019
GuidePath® Conservative Allocation Fund	Institutional	0.10%	April 1, 2018	July 31, 2019
GuidePath® Tactical Allocation Fund	Institutional	0.50%	April 1, 2018	July 31, 2019
GuidePath® Absolute Return Allocation Fund	Institutional	0.20%	April 1, 2018	July 31, 2019
GuidePath® Multi-Asset Income Allocation Fund	Institutional	0.50%	April 1, 2018	July 31, 2019
GuidePath® Flexible Income Allocation Fund	Institutional	0.15%	April 1, 2018	July 31, 2019
GuidePath® Managed Futures Strategy Fund	Institutional	1.30%	April 1, 2018	July 31, 2019
GuidePath® Conservative Income Fund	--	0.64%	April 1, 2018	July 31, 2019
GuidePath® Income Fund	--	0.79%	April 1, 2018	July 31, 2019
GuidePath® Growth and Income Fund	--	0.79%	April 1, 2018	July 31, 2019
*As an annual percentage of the Fund’s average daily net assets.

2.Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

ASSETMARK, INC.		GPS FUNDS II

BY:	/s/ Carrie Hansen	BY:	/s/ Carrie Hansen

Name & Title: Carrie Hansen, COO and EVP		Name & Title: Carrie Hansen, President